Exhibit 99.1

JP Energy Partners LP Announces Fourth Quarter and Full-Year 2015 Financial Results

IRVING, Texas, February 29, 2016 – JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced fourth quarter and full-year 2015 financial and operating results.

2015 Accomplishments

•	Adjusted EBITDA increased 31% year-over-year excluding the impact of corporate overhead support from our general partner
•	Maintained under 3.5x leverage ratio for each quarter of 2015, below our long-term targeted range of 3.5 – 4.0x
•	Completed Phase I of the 50+ mile strategic extension of our Silver Dollar Crude gathering system north into Reagan and Glasscock Counties
•	Completed the acquisition of Southern Propane, growing our non-heating degree day industrial propane distribution business
•	Increased throughput on our Silver Dollar system by 35% and our retail propane volumes by 16% year-over-year

Fourth Quarter and Full-Year 2015 Results

JP Energy reported Adjusted EBITDA of $14.2 million for the fourth quarter of 2015, compared to $10.0 million for the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2015 included $2.5 million of corporate overhead support from our general partner. JP Energy reported a loss from continuing operations of $32.1 million for the fourth quarter of 2015, compared to a loss from continuing operations of $18.1 million for the fourth quarter of 2014. Distributable Cash Flow was $12.1 million for the fourth quarter of 2015, resulting in a distribution coverage ratio for the quarter of 1.0x.

For the year ended December  31, 2015, JP Energy reported $46.9 million of Adjusted EBITDA, or $41.4 million excluding $5.5 million of corporate overhead support from our general partner, a 31% increase compared to $31.7 million for the year ended December 31, 2014.  Loss from continuing operations was $43.7 million for each of the full-years 2015 and 2014.  The loss from continuing operations for the fourth quarter and full-year 2015 include a non-cash goodwill impairment charge of $29.9 million. Distributable Cash Flow was $38.8 million for the full-year 2015 and the distribution coverage ratio was approximately 0.8x.

“I am proud of the accomplishments our team was able to achieve in 2015 despite significant headwinds that we and the industry continue to face,” said J. Patrick Barley, Executive Chairman, President and Chief Executive Officer of JP Energy. “During the year, we increased our Silver Dollar crude oil storage capacity by 250%, completed a strategic interconnection and extension of our Silver Dollar pipeline in the Midland Basin,  completed a strategic propane acquisition and sold certain non-core crude oil assets in the Mid-Continent. We also made significant progress reducing the overall cost structure of the company, exiting the year with approximately 1.0x coverage and we maintained our strong balance sheet position and flexibility. We continue to target 1.0x distribution coverage for the full-year 2016 through the existing organic growth profile of our business as well as through our continued cost management initiatives.”

Review of Segment Performance

NGL Distribution and Sales – Adjusted EBITDA for the NGL Distribution and Sales segment was $7.9 million for the fourth quarter of 2015 and $30.9 million for the year ended December 31, 2015, compared to $5.6 million for the fourth quarter of 2014 and $15.5 million for the year ended December 31, 2014. The increase was driven by both higher average NGL and refined products sales margins due to more favorable market conditions and higher NGL and refined products sales volumes from organic growth in our customer base and the acquisition of Southern Propane in May 2015.

Crude Oil Pipelines and Storage – In the fourth quarter of 2015, we reorganized our business segments to match the change in our internal organization and management structure by combining our formerly reported Crude Oil Supply and Logistics segment into our Crude Oil Pipelines and Storage segment.  The segment changes reflect the focus of our management team and how performance of operations is evaluated and resources are allocated.  Adjusted EBITDA for the Crude Oil Pipelines and Storage segment was $6.8 million for the fourth quarter of 2015 and $23.1 million for the year ended December 31, 2015, compared to $6.2 million for the fourth quarter of 2014 and $25.3 million for the year ended December 31, 2014. The decrease for the full-year 2015 compared to the full-year 2014 was primarily due to reduced margins associated with continued low crude oil prices driving a decrease in production volumes and creating more competition for crude purchases, partially offset by higher crude oil sales volumes and throughput due to expansions of the Silver Dollar Pipeline System throughout 2015.

Refined Products Terminals and Storage – Adjusted EBITDA for the Refined Products Terminals and Storage segment was $3.3 million for the fourth quarter of 2015 and $10.9 million for the year ended December 31, 2015, compared to $3.1 million for the fourth quarter of 2014 and $10.7 million for the year ended December 31, 2014. The slight increase for the full-year 2015 compared to the full-year 2014 was primarily due to an increase in refined product sales volumes due to the addition of butane blending capabilities at our North Little Rock Terminal in the second quarter of 2015 and lower operating expenses due to the lack of a non-recurring one-time expense item realized in 2014.  These benefits were partially offset by a decrease in refined product sales revenue from lower commodity prices.

Recent Developments

Mid-Continent Business Sale

On February 1, 2016, we sold certain trucking and marketing assets in the Mid-Continent in connection with JP Development’s sale of its Great Salt Plains Pipeline assets to a third party. Total proceeds to JP Energy Partners, including approximately $5.3 million of inventory was $9.7 million, which has been used to reduce borrowings under our revolving credit facility. We continue to retain our crude oil storage operations in the Mid-Continent.

2016 Financial Guidance

JP Energy previously provided financial guidance for 2016 including full-year Adjusted EBITDA of $50-$56 million and Distributable Cash Flow of $39-$45 million. For the full-year 2016, our target is to achieve total unit distribution coverage of 1.0x, which could include some level of corporate overhead support from our general partner. Full-year 2016 growth capital expenditures are estimated to range $25-$35 million. Of this amount, $15 million is expected to be focused on the continued development of our Silver Dollar Pipeline system in the Midland Basin.

Cash Distributions

On February 12, 2016, JP Energy paid to unitholders of record on February 5, 2016, a cash distribution of $0.3250 per common and subordinated unit for the three month period ended December 31, 2015.

Earnings Conference Call Information

We will hold a conference call on Tuesday,  March 1, 2016, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss our fourth quarter and full-year 2015 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517.  The passcode for the replay is 13630895.  The replay will be available until March 15, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto JP Energy’s website at www.jpenergypartners.com in the Investors section. A replay of the webcast will also be available for approximately 30 days following the conference call.

Form 10-K Filing

JP Energy filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”) on February 29, 2016. An electronic copy of the Form 10-K (including these financial statements) is available on JPE’s website at www.jpenergypartners.com under the “Investors” section, and also may be obtained through the SEC’s website at www.sec.gov. Interested parties also may receive a hard copy of the Form 10-K and these financial statements free of charge upon request to the secretary of our general partner at our principal executive offices. Our principal executive offices are located at 600 East Las Colinas Blvd Suite 2000, Irving, Texas 75039, and our telephone number is (866) 912-3714.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) refined products terminals and storage; and (iii) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) and cash flow from operating activities, respectively, and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA, distributable cash flow and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define distributable cash flow as Adjusted EBITDA plus proceeds from the sale of assets, less net cash interest paid, income taxes paid and maintenance capital expenditures. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, and the demand for, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

JP ENERGY PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2015	2014
	(in thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$1,987	$3,325
Restricted cash	—	600
Accounts receivable, net	60,519	108,725
Receivables from related parties	8,624	10,548
Inventory	4,786	5,677
Prepaid expenses and other current assets	4,168	4,915
Current assets of discontinued operations held for sale	2,730	15,149
Total Current Assets	82,814	148,939

Non-current assets
Property, plant and equipment, net	291,454	251,690
Goodwill	216,692	240,782
Intangible assets, net	134,432	145,330
Deferred financing costs and other assets, net	3,223	4,711
Noncurrent assets of discontinued operations held for sale	6,644	21,721
Total Non-Current Assets	652,445	664,234
Total Assets	$735,259	$813,173

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$45,933	$88,052
Accrued liabilities	15,260	28,971
Capital leases and short-term debt	107	229
Customer deposits and advances	3,742	5,050
Current portion of long-term debt	454	383
Current liabilities of discontinued operations held for sale	640	—
Total Current Liabilities	66,136	122,685

Non-current liabilities
Long-term debt	162,740	84,125
Other long-term liabilities	1,463	5,683
Total Liabilities	230,339	212,493

Commitments and Contingencies

Partners’ capital
General Partner	5,568	—
Common units (22,119,170 and 21,852,219 units authorized as of December 31, 2015 and 2014, respectively; 18,465,320 and 18,209,519 units issued and outstanding as of December 31, 2015 and 2014, respectively)	266,691	315,630
Subordinated units (18,197,249 units authorized; 18,127,678 and 18,197,249 units issued and outstanding as of December 31, 2015 and 2014, respectively)	232,661	285,050
Total Partners’ Capital	504,920	600,680
Total Liabilities and Partners’ Capital	$735,259	$813,173

JP ENERGY PARTNERS

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in thousands, except unit and per unit data)
REVENUES
Crude oil sales	$96,525	$142,742	$455,465	$470,336
Crude oil sales - related parties	688	—	884	—
Gathering, transportation and storage fees	5,944	6,864	25,991	30,762
Gathering, transportation and storage fees - related parties	959	—	2,165	—
NGL and refined product sales	42,981	50,658	170,009	192,804
NGL and refined product sales - related parties	—	10	—	7,419
Refined products terminals and storage fees	2,813	2,970	12,362	10,260
Refined products terminals and storage fees - related parties	—	12	—	1,533
Other revenues	3,295	3,010	13,709	13,040
Total revenues	153,205	206,266	680,585	726,154

COSTS AND EXPENSES
Cost of sales, excluding depreciation and amortization	115,733	183,965	527,476	605,682
Operating expense	16,709	14,968	69,377	65,584
General and administrative	9,976	11,980	45,383	46,362
Depreciation and amortization	12,796	11,356	46,852	40,230
Goodwill impairment	29,896	—	29,896	—
Loss on disposal of assets, net	(493)	112	909	1,137
Total costs and expenses	184,617	222,381	719,893	758,995

OPERATING LOSS	(31,412)	(16,115)	(39,308)	(32,841)

OTHER INCOME (EXPENSE)
Interest expense	(1,527)	(1,353)	(5,375)	(8,981)
Loss on extinguishment of debt	—	—	—	(1,634)
Other income, net	1,264	(355)	1,732	8

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(31,675)	(17,823)	(42,951)	(43,448)

Income tax expense	(422)	(302)	(754)	(300)

LOSS FROM CONTINUING OPERATIONS	(32,097)	(18,125)	(43,705)	(43,748)

DISCONTINUED OPERATIONS
Net income (loss) from discontinued operations, including loss on disposal of $7,288 in 2014	(13,839)	(491)	(14,951)	(9,275)

NET LOSS	$(45,936)	$(18,616)	$(58,656)	$(53,023)

Net loss attributable to the period from January 1, 2014 to October 1, 2014	—	—	—	34,407
Net loss attributable to limited partners	$(45,936)	$(18,616)	$(58,656)	$(18,616)

Basic and diluted loss per unit
Net loss from continuing operations allocated to common units	$(16,160)	$(9,460)	$(21,830)	$(9,460)
Net loss allocated to common units	$(23,143)	$(9,293)	$(29,351)	$(9,293)
Weighted average number of common units outstanding	18,464,964	18,212,632	18,373,594	18,212,632
Basic and diluted net loss from continuing operations per common unit	$(0.88)	$(0.52)	$(1.19)	$(0.52)
Basic and diluted net loss per common unit	$(1.26)	$(0.51)	$(1.60)	$(0.51)

Net loss from continuing operations allocated to subordinated units	$(15,937)	$(9,490)	$(21,875)	$(9,490)
Net loss allocated to subordinated units	$(22,793)	$(9,323)	$(29,305)	$(9,323)
Weighted average number of subordinated units outstanding	18,129,255	18,209,948	18,151,700	18,209,948
Basic and diluted net loss from continuing operations per subordinated unit	$(0.88)	$(0.52)	$(1.20)	$(0.52)
Basic and diluted net loss per subordinated unit	$(1.26)	$(0.51)	$(1.61)	$(0.51)

Distributions declared per common and subordinated unit	$0.325	$—	$1.279	$—

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in thousands, except unit and per unit data)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$6,811	$6,237	$23,119	$25,339
Refined products terminals and storage	3,266	3,057	10,867	10,723
NGL distribution and sales	7,901	5,623	30,896	15,511
Discontinued operations	(559)	521	1,209	5,002
Corporate and other	(3,257)	(5,422)	(19,226)	(24,924)
Total Adjusted EBITDA	14,162	10,016	46,865	31,651
Depreciation and amortization	(12,796)	(11,356)	(46,852)	(40,230)
Goodwill impairment	(29,896)	—	(29,896)	—
Interest expense	(1,527)	(1,353)	(5,375)	(8,981)
Loss on extinguishment of debt	—	—	—	(1,634)
Income tax expense	(422)	(302)	(754)	(300)
Gain (loss) on disposal of assets, net	493	(112)	(909)	(1,137)
Unit-based compensation	(434)	(640)	(1,217)	(1,658)
Total loss on commodity derivatives	(858)	(13,032)	(3,057)	(13,762)
Net cash payments for commodity derivatives settled during the period	67	1,554	14,821	1,071
Early settlement of commodity derivatives	—	—	(8,745)	—
Corporate overhead support from general partner	(2,500)	—	(5,500)	—
Transaction costs and other	1,056	(2,301)	(1,877)	(3,766)
Discontinued operations	(13,281)	(1,090)	(16,160)	(14,277)
Net loss	$(45,936)	$(18,616)	$(58,656)	$(53,023)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(in thousands, except unit and per unit data)
Segment Adjusted gross margin
Crude oil pipelines and storage	$9,228	$8,836	$35,500	$36,788
Refined products terminals and storage	4,054	3,455	14,578	16,834
NGL distribution and sales	24,981	21,683	100,213	80,210
Total Adjusted gross margin	38,263	33,974	150,291	133,832
Operating expenses	(16,709)	(14,968)	(69,377)	(65,584)
General and administrative	(9,976)	(11,980)	(45,383)	(46,362)
Depreciation and amortization	(12,796)	(11,356)	(46,852)	(40,230)
Goodwill impairment	(29,896)	—	(29,896)	—
Gain (loss) on disposal of assets, net	493	(112)	(909)	(1,137)
Total gain (loss) from commodity derivative contracts	(858)	(13,032)	(3,057)	(13,762)
Net cash payments for commodity derivatives settled during the period	67	1,554	14,821	1,071
Early settlement of commodity derivatives	—	—	(8,745)	—
Other non-cash items	—	(195)	(201)	(669)
Operating loss	$(31,412)	$(16,115)	$(39,308)	$(32,841)

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2015	December 31, 2015
	(in thousands)

Net cash provided by operating activities	$21,775	$46,041
Depreciation and amortization	(13,365)	(49,133)
Goodwill impairment	(37,835)	(37,835)
Asset impairment	(4,970)	(4,970)
Derivative valuation changes	(3,285)	11,340
Amortization of deferred financing costs	(227)	(909)
Unit-based compensation	(434)	(1,309)
Loss on disposal of assets	367	(1,028)
Bad debt expense	(213)	(1,212)
Other non-cash items	(1,937)	(1,744)
Changes in assets and liabilities	(5,812)	(17,897)
Net loss	$(45,936)	$(58,656)
Depreciation and amortization	12,796	46,852
Goodwill impairment	29,896	29,896
Interest expense	1,527	5,375
Income tax expense	422	754
(Gain) loss on disposal of assets, net	(493)	909
Unit-based compensation	434	1,217
Total gain (loss) on commodity derivatives	858	3,057
Net cash payments for commodity derivatives settled during the period	(67)	(14,821)
Early settlement of commodity derivatives	-	8,745
Corporate overhead support from general partner	2,500	5,500
Transaction costs and other	(1,056)	1,877
Discontinued operations	13,281	16,160
Adjusted EBITDA	$14,162	$46,865
Less:
Cash interest paid, net of interest income	1,318	4,527
Cash taxes paid	-	450
Maintenance capital expenditures, net	718	3,109
Distributable cash flow	$12,126	$38,779
Less:
Distributions	12,017	48,063
Amount in excess of (less than) distributions	$109	$(9,284)
Distribution coverage	1.01x	0.81x

JP ENERGY PARTNERS

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
Segment	Key Operational Data	2015	2014	2015	2014

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbls/d) (1)	26,888	23,812	28,246	20,868
Crude oil pipelines and storage	Crude oil sales (Bbls/d)	38,358	27,150	40,255	15,612
Refined products terminals and storage	Terminal and storage throughput (Bbls/d)	56,499	60,176	62,075	63,859
NGL distribution and sales	NGL and refined product sales (Mgal/d)	218	229	211	200

(1)

Represents the average daily throughput volume in our crude oil pipelines operations. The volumes in our crude oil storage operations have no effect on operations as we receive a set fee per month that does not fluctuate with the volume of crude oil stored.

Source: JP Energy Partners LP

JP Energy Partners LP

Investor Relations, 866-912-3714

investorrelations@jpep.com